Exhibit 99.1

BeiGene, Ltd. (the “Company”) previously submitted a listing application (the “Listing Application”) for a proposed public offering of the Company’s ordinary shares and initial listing of such shares on the Science and Technology Innovation Board (the “STAR Market”) of the Shanghai Stock Exchange (the “STAR Offering”), which was prepared in accordance with the listing rules of the STAR Market and the applicable securities laws and regulations of the PRC (the “PRC Securities Laws”). On May 14, 2021, the Shanghai Stock Exchange accepted the Company's response letter (the “Response Letter”) responding to comments on the Listing Application from the Shanghai Stock Exchange. The Listing Application and the Response Letter are available to the public available in Chinese language only on the website maintained by the Shanghai Stock Exchange at www.sse.com.cn.

As required by the PRC Securities Laws, the Listing Application contains historical financial information of the Company that was prepared in accordance with the China Accounting Standards for Business Enterprises – Basic Standard (“CAS”) and other applicable PRC accounting rules, guidance and interpretations, including but not limited to the China Securities Regulatory Commission's Compilation Rule for Information Disclosure by Companies Offering Securities to the Public No. 15 – General Rules for Financial Statement (2014 revised), and Compilation Rule for Information Disclosure by Companies Offering Securities to the Public No. 24-Special Provisions on Information Disclosure in Financial Statements of Pilot Innovative Red-chip Companies on the Sci-Tech Innovation Board (together with CAS, “PRC GAAP”) for the years ended December 31, 2017, 2018 and 2019, and the nine months ended September 30, 2020 (the “Reporting Period”). The key differences between such financial information prepared in accordance with PRC GAAP and those prepared in accordance with the accounting principles generally accepted in the United States (“U.S. GAAP”) for the Reporting Period, which was previously filed with the U.S. Securities and Exchange Commission (the “SEC”), were summarized in the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2021.

In the Response Letter, in response to the Shanghai Stock Exchange’s comments, the Company provided additional supplementary financial information that was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below.

Gross Profit Margin Ratio

	For the nine months ended September 30, 2020 (unaudited)	For the year ended December 31, 2019 (unaudited)	For the year ended December 31, 2018 (unaudited)	For the year ended December 31, 2017 (unaudited)
Celgene products	62.58%	67.87%	78.07%	79.64%
Amgen product	49.79%	N/A	N/A	N/A
BRUKINSA®	88.11%	100.00%	N/A	N/A
Tislelizumab	85.70%	N/A	N/A	N/A